Exhibit 5.1

Level 27, Exchange Tower
2 The Esplanade
Perth WA 6000 Australia

PO Box Z5025, St Georges Terrace
Perth WA 6831

T +61 8 9404 9100
F +61 8 9300 1338

The Directors Piedmont Lithium Limited Level 9, 28 The Esplanade PERTH WA 6000	25 March 2021
Dear Sirs

Piedmont Lithium Limited – Prospectus Supplement to Form F-3 Registration Statement

1
We have acted as Australian counsel to Piedmont Lithium Limited ACN 002 664 495 (Company), an Australian corporation, in connection with its filing of a preliminary prospectus supplement dated 22 March 2021 (Preliminary Prospectus Supplement) and final prospectus supplement dated 24 March 2021 (Final Prospectus Supplement) to a prospectus, which was filed with the U.S. Securities Exchange Commission (SEC) in connection with an initial registration statement on Form F-3 filed on 1 November 2019 under the U.S. Securities Act of 1933, as amended (the Securities Act), and a registration statement on Form F-3 filed on 23 March 2021 pursuant to Rule 462(b) under the Securities Act (collectively, the Registration Statement), in connection with a proposed public offering (Offering) of American Depositary Shares (ADSs), each representing 100 ordinary shares, no par value, of the Company (Shares).

2	For the purposes of this opinion, we have, amongst other things, examined and relied upon the following documents:

(a)	the Registration Statement, the Preliminary Prospectus Supplement and the Final Prospectus Supplement;

(b)
a certificate, dated the date hereof, of the Company Secretary of the Company certifying, among other things, certain matters concerning the Constitution of the Company, resolutions of the Board of Directors of the Company relating to the Offering and the capital structure of the Company; and

(c)	the Company's Constitution.

3	In giving the opinion expressed in this letter we have assumed the following matters:

(a)	the genuineness of all signatures;

(b)	the authenticity of all documents submitted to us as originals;

(c)	the conformity to original documents of all documents submitted to us as copies (certified or otherwise);

(d)	the authenticity of the originals of such copies;

(e)	all information contained in all documents reviewed by us is true and correct;

2

(f)
that resolutions of the Board of Directors of the Company that we have relied upon for the purposes of this letter have not been and will not be varied or revoked after the date of this letter and that the meetings of the Board of Directors of the Company at which the resolutions were considered were properly convened, all Directors who attended and voted were entitled to do so, the resolutions were properly passed, and the Directors have performed their duties properly and all provisions relating to the declaration of Directors' interests or the power of interested Directors were duly observed;

(g)	the accuracy of any searches obtained from the Australian Securities and Investments Commission (or from elsewhere) in relation to the Company (Searches);

(h)	each natural person signing any document reviewed by us had the legal capacity to do so and to perform his or her obligations thereunder;

(i)	we are entitled to make all of the assumptions specified in section 129 of the Corporations Act 2001 (Commonwealth of Australia) (Corporations Act);

(j)
no person entitled to rely on this opinion is aware that any assumption made by us is incorrect (but this assumption is not to affect any other person who is entitled to rely on this opinion who is not so aware); and

(k)	each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

4	Our opinion in this letter are subject to the qualifications we have noted in this letter and the following matters:

(a)	the role that we have performed is as described in this letter;

(b)
we express no opinion as to any law other than laws of the States of Australia and the Commonwealth of Australia in force at and as interpreted at the date of this letter.  We are not qualified to, and we do not, express an opinion on the laws of any other jurisdiction.  In particular, we have not independently investigated the laws of the United States of America;

(c)	we express no opinion on any non-Australian legal matters, including but not limited to operational, financial, statistical or accounting matters;

(d)	we express no opinion on any taxation information referred to or published by the Company in the Preliminary Prospectus Supplement and the Final Prospectus Supplement or in any other document;

(e)
our opinion relates only to the matters detailed in section 7 of this letter and does not relate to any additional statements concerning the Company or any other matter that may be made by any person, or any other conduct that any person may engage in concerning the Preliminary Prospectus Supplement and the Final Prospectus Supplement or any other matter;

(f)
in issuing this opinion, we have relied on information obtained from the Searches as at the date of this letter and the opinion stated is based on the Searches.  We take no responsibility for any matter which has been filed subsequent to the date of the Searches and shall have no liability in respect of any such matter notwithstanding that it may be inconsistent with this opinion;

(g)
the statements made and opinion in this letter are based on the knowledge of those partners and employees of Thomson Geer who have acted for the Company in relation to the Preliminary Prospectus Supplement and the Final Prospectus Supplement; and

(h)	we have not verified work performed by any other advisers or experts retained by the Company and accept no responsibility for the accuracy or completeness of their work.

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5	We also rely (without limitation):

(a)
as to matters involving the application of laws other than the laws of the Commonwealth of Australia in force as at the date of this letter, upon the legal opinion issued by Gibson, Dunn & Crutcher LLP as US legal counsel to the Company; and

(b)
as to matters of fact, on certificates or other written statements of officers of the Company and officers of departments of various jurisdictions having custody of documents respecting the corporate existence or good standing of the Company.

6
The opinion expressed in this letter is limited to the laws of the Commonwealth of Australia (Relevant Jurisdiction) in force as at the date of this letter and we do not express any opinion as to the effect of any other laws, for example as to whether an agreement which is governed by a law other than such laws is valid and binding.  This letter is limited to the matters stated and no opinion may be inferred beyond the matters expressly stated.

7
Based upon and subject to the foregoing, we are of the opinion that when issued and paid for as contemplated by the Preliminary Prospectus Supplement and the Final Prospectus Supplement, the Shares will be legally issued, fully paid and non-assessable (for the purpose of this opinion, the term ‘non-assessable’, when used to describe the liability of a person as the registered holder of ordinary shares has no clear meaning under the laws of the Relevant Jurisdiction, so we have assumed those words to mean that holders of such ordinary shares, having fully paid all amounts due on such ordinary shares, are under no personal liability to contribute to the assets and liabilities of the Company in their capacities purely as holders of such ordinary shares).

8
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption ‘Legal Matters’ in the Preliminary Prospectus Supplement and the Final Prospectus Supplement.  In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours faithfully /s/ THOMSON GEER

Scott Gibson Partner T +61 8 9404 9152 M +61 409 686 689 E sgibson@tglaw.com.au	Michael Ng Partner T +61 8 9404 9154 M +61 466 563 889 E mng@tglaw.com.au